UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Belle Holdings, Inc.
   600 Fairview Road
   Suite 1410
   Charlotte, NC  28210
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   11/09/1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Eastbrokers International Incorporated
   EAST
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
10% Convertible Redeemab|Immediate|01/01/05 |Common Stock, $0.05 par|1,000,000|$2.00     |D            |                           |
le Pref. Stock, Series A|         |         | value per share       |         |          |             |                           |
, $0.01 par value per sh|         |         |                       |         |          |             |                           |
are                     |         |         |                       |         |          |             |                           |
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Common Stock Purchase Wa|Immediate|11/08/04 |Common Stock, $0.05 par|700,000  |$2.85     |D            |                           |
rrants (Right to Buy)   |         |         | value per share       |         |          |             |                           |
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Common Stock Purchase Wa|Immediate|11/08/04 |Common Stock, $0.05 par|490,000  |$2.85     |D            |                           |
rrants (Right to Buy)   |         |         | value per share       |         |          |             |                           |
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$2,000,000 Convertible N|Immediate|12/31/04 |10% Convertible Redeema|700,000  |.35:1     |D            |                           |
ote, due December 31, 20|         |         |ble Preferred Stock, Se|         |          |             |                           |
04                      |         |         |ries A,                |         |          |             |                           |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ Martin Sumichrast
DATE
December 10, 1999